Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED DECEMBER 31, 2020

Fourth Quarter Highlights

•Purchased $12.7 million re-performing mortgage loans ("RPLs"), with unpaid principal balance ("UPB") of $13.5 million and 52.3% of property value, $13.4 million of non-performing mortgage loans ("NPLs"), with UPB of $15.3 million and 50.0% of property value, and $18.0 million small-balance commercial loans ("SBCs"), with UPB of $18.4 million and 53.5% of property value, to end the quarter with $1.1 billion in net mortgage loans
•Interest income of $25.1 million; net interest income of $14.3 million excluding the impact of a net $7.6 million reversal of our provision for credit losses
•Net income attributable to common stockholders of $10.8 million
•Basic earnings per common share (“EPS”) of $0.47
•Book value per common share of $15.59 at December 31, 2020
•Taxable income of $0.47 per common share
•Collected total cash of $63.7 million from loan payments, sales of real estate owned ("REO") and investments in debt securities and beneficial interests
•Held $107.1 million of cash and cash equivalents at December 31, 2020; average daily cash balance for the quarter was $128.7 million
•At December 31, 2020, approximately 71.9% of portfolio based on current UPB made at least 12 out of the last 12 payments

New York, NY—March 4, 2021 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended December 31, 2020. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. In addition to our continued focus on residential RPLs, we also originate and acquire SBCs secured by multi-family retail/residential and mixed use properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Loan interest income(1,2)	$18,385	$18,603	$18,732	$22,121	$22,656
Earnings from debt securities and beneficial interests(2,3)	$6,338	$5,234	$5,028	$5,006	$4,203
Other interest income/(loss)	$407	$113	$(55)	$159	$254
Interest expense	$(10,837)	$(11,727)	$(13,058)	$(13,070)	$(13,884)
Net interest income	$14,293	$12,223	$10,647	$14,216	$13,229
Provision for credit benefit/(losses)	$7,594	$4,007	$4,328	$(5,109)	$(561)
Other income, loss on sale of mortgage loans and income/(loss) from investments in affiliates	$618	$512	$1,352	$(1,070)	$1,048
Total revenue, net(1,4)	$22,505	$16,742	$16,327	$8,037	$13,716
Consolidated net income(1)	$14,402	$8,892	$8,818	$1,496	$7,119
Net income per basic share	$0.47	$0.23	$0.27	$0.02	$0.31
Average equity(1,5)	$509,628	$503,967	$469,831	$356,539	$368,814
Average total assets(1)	$1,654,579	$1,642,090	$1,597,678	$1,559,821	$1,556,054
Average daily cash balance(6,7)	$128,687	$128,621	$125,739	$58,586	$66,072
Average carrying value of RPLs(1)	$1,044,997	$1,055,186	$1,048,704	$1,080,453	$1,098,477
Average carrying value of NPLs(1)	$39,958	$35,665	$33,683	$32,767	$31,973
Average carrying value of SBC loans	$8,751	$6,195	$5,413	$22,116	$25,002
Average carrying value of debt securities and beneficial interests	$367,389	$331,009	$333,359	$298,304	$245,701
Average asset level debt balance(1,8)	$1,025,717	$1,038,406	$1,041,673	$1,067,983	$1,068,164
____________________________________________________________
(1)Reflects the impact of consolidating the assets, liabilities and non-controlling interests of Ajax Mortgage Loan Trust 2017-D ("2017-D") and Ajax Mortgage Loan Trust 2018-C ("2018-C"), which are 50% and 37%, respectively, owned by third-party institutional investors as of December 31, 2020.
(2)All quarters for loan interest income and interest income on investment in debt securities and beneficial interests have been updated to reflect gross interest income before provision for credit benefit/(losses).
(3)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(4)Total revenue includes net interest income, income from equity method investments and other income.
(5)Average equity includes the effect of an aggregate of $115.1 million of preferred stock issued during the three months ended December 31, 2020, September 30, 2020 and June 30, 2020.
(6)Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.
(7)For the three months ended September 30, 2020, the average daily cash balance excludes $51.0 million of funds on deposit in a non-interest bearing account for a transaction that closed on September 25, 2020. Including the $51.0 million on deposit, average daily cash was $148.0 million.
(8)All quarters have been updated to reflect average asset level debt balance from total average debt balance.

Our consolidated net income attributable to common stockholders increased $5.6 million for the quarter ended December 31, 2020 compared to the quarter ended September 30, 2020. Our gross interest income increased $1.2 million, and our interest expense declined $0.9 million. Our book value increased to $15.59 per common share from $15.35 at September 30, 2020 primarily from the increase in our consolidated net income during the quarter.

The increase in our earnings compared to the quarter ended September 30, 2020 was primarily driven by an increase in our net interest income as our interest income on our securities portfolio increased, our interest expense decreased and we recovered a net $7.6 million from our provision for credit losses on our loan and beneficial interest portfolios.

Our net interest income prior to the recovery of the provision for credit losses increased $2.1 million over the prior quarter primarily driven by an increase in the average balance and yield of our joint venture securities portfolio and a decrease in our overall cost of funds by approximately 26 basis points during the fourth quarter. We expect our cost of funds to continue to decrease in the current interest rate and credit environment as we are able to refinance existing debt at lower current rates.

Our net interest income after the recovery of the provision for credit losses increased $5.7 million over the prior quarter. We recovered a net $7.6 million from our provision for credit losses on our loan and beneficial interest portfolios on a consolidated basis in the fourth quarter. Of the $7.6 million, $1.0 million was allocated to non-controlling interests in 2017-D and 2018-C, both of which are consolidated for GAAP. This compares to a net recovery in the quarter ended September 30, 2020 of $4.0 million with $1.0 million allocated to non-controlling interests. The reversal of the provision for credit losses was driven primarily by recoveries on loans that paid off during the quarter as well as by an increase in expected cash flows on our loan portfolio.

During the quarter ended December 31, 2020, we acquired 34 RPLs for $12.7 million with UPB of $13.5 million and 52.3% of property value, 63 NPLs for $13.4 million with UPB of $15.3 million and 50.0% of property value. We acquired 12 SBC loans for $18.0 million with UPB of $18.4 million and 53.5% of property value. These loans were acquired and included on our consolidated balance sheet for a weighted average of 33 days of the quarter. We ended the quarter with $1.1 billion of mortgage loans with an aggregate UPB of $1.2 billion.

We recorded $0.2 million in impairments on our REO held-for-sale portfolio in real estate operating expense for the quarter ended December 31, 2020 compared to $0.2 million for the quarter ended September 30, 2020. We continue to liquidate our REO properties held-for-sale at a faster rate than we acquire properties, with 10 properties sold in the fourth quarter while eight were added to REO held-for-sale through foreclosures. Our inventory of REO held-for-sale declined by 42% year-to-date through December 31, 2020 as existing REO property sales are benefiting from the current low inventory in the real estate market and new foreclosure timelines are extended due to the COVID-19 pandemic.

We collected $63.7 million of cash during the quarter as a result of loan payments, loan payoffs, sales of REO and cash collections on our securities portfolio to end the fourth quarter with $107.1 million in cash and cash equivalents. $50.3 million of our cash collections were derived from our mortgage loan and REO portfolios as a result of loan payments, loan payoffs and sales of REO during the quarter and $13.4 million were derived from interest and principal payments on investments in debt securities and beneficial interests. Of the $50.3 million of cash collections from mortgage loans and REO, we received $26.5 million from loans paying the full amount of principal, past due interest and charges.

During the quarter ended December 31, 2020, we also repurchased 48,464 shares of our common stock in the open market for an average purchase price of $9.00 per share including commissions.

The following table provides an overview of our portfolio at December 31, 2020 ($ in thousands):

No. of loans	6,031	Weighted average LTV(5)	72.8%
Total UPB(1)	$1,204,804	Weighted average remaining term (months)	297
Interest-bearing balance	$1,127,499	No. of first liens	5,973
Deferred balance(2)	$77,305	No. of second liens	58
Market value of collateral(3)	$1,967,419	No. of rental properties	6
Original purchase price/total UPB	82.2%	Capital invested in rental properties	$710
Original purchase price/market value of collateral	53.7%	No. of REO held-for-sale	32
RPLs	94.4%	Market value of REO held-for-sale(6)	$8,105
NPLs	3.5%	Carrying value of debt securities and beneficial interests in trusts	$369,330
SBC loans(4)	2.1%	Loans with 12 for 12 payments as an approximate percentage of UPB(7)	71.9%
Weighted average coupon	4.4%	Loans with 24 for 24 payments as an approximate percentage of UPB(8)	65.1%
____________________________________________________________

(1)Our loan portfolio consists of fixed rate (53.5% of UPB), ARM (8.9% of UPB) and Hybrid ARM (37.6% of UPB) mortgage loans.
(2)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(3)As of date of acquisition.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of December 31, 2020 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Subsequent Events

Since quarter end we have acquired two residential RPLs with aggregate UPB of $0.2 million in two transactions from two sellers. The RPLs were acquired at 89.7% of UPB and 67.1% of the estimated market value of the underlying collateral of $0.3 million. We also acquired one SBC loan for $3.6 million, which equals 100.0% of UPB and 36.4% of the underlying collateral value of $9.9 million.

We have also agreed to acquire, subject to due diligence, 322 residential RPLs and four NPLs with aggregate UPB of $53.8 million and $0.8 million, respectively, in six transactions and two transactions, respectively, from six sellers and two sellers, respectively. The purchase price of the residential RPLs equals 86.1% of UPB and 56.9% of the estimated market value of the underlying collateral value of $81.4 million. The purchase price of the NPLs equals 84.8% of UPB and 60.8% of the estimated market value of the underlying collateral of $1.1 million.

On January 5, 2021, we repurchased an aggregate principal amount of $2.5 million of our convertible senior notes for a total purchase price of $2.4 million.

On January 8, 2021, we acquired the remaining 37% of our 2018-C securitization trust from our joint venture partner. After the close of the transaction we owned 100% of the trust.

On January 29, 2021, we priced Ajax Mortgage Loan Trust 2021-A with $146.2 million of AAA rated senior securities, $21.1 million of A rated securities and $7.8 million of BBB rated securities issued with respect to $206.5 million of mortgage loans. The AAA, A and BBB rated securities were issued at a weighted yield of 1.35% excluding transaction expenses, and represent 84.6% of the UPB of the underlying mortgage loans. A total of 1,082 of RPLs and NPLs with a collateral value of $368.1 million were securitized.

On February 12, 2021, we closed on Ajax Mortgage Loan Trust 2021-B with an aggregate of $215.9 million of senior securities and $20.2 million of subordinated securities issued with respect to $287.9 million of mortgage loans. The senior securities were issued at a yield of 2.25% excluding transaction expenses, and represent 75.0% of UPB of the underlying mortgage loans. A total of 1,384 of RPLs and NPLs with a collateral value of $473.2 million were securitized.

On February 25, 2021, we called the outstanding bonds of Ajax Mortgage Loan Trust 2017-B and 2018-C.

On March 4, 2021, our board of directors declared a cash dividend of $0.17 per share, to be paid on March 31, 2021 to stockholders of record as of March 18, 2021.

On March 4, 2021, our Board of Directors appointed Mary Haggerty to a newly created position on our Board of Directors. Ms. Haggerty will be an independent director, as defined by the rules of the New York Stock Exchange, and also serve as a member of the Audit Committee. The appointment will become effective on Monday March 8, 2021. Ms. Haggerty served as a Managing Director of J.P. Morgan Chase from July 2008 until her retirement in March 2020. In connection with her appointment, Ms. Haggerty will receive a stock award of 2,000 shares of our common stock subject to a one-year vesting period pursuant to our 2014 Director Equity Plan.

Conference Call

Great Ajax Corp. will host a conference call at 5:00 p.m. EST on Thursday, March 4, 2021 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.greatajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. We also originate and acquire loans secured by multi-family residential and smaller commercial mixed use retail/residential properties and acquire multi-family retail/residential and mixed use and commercial properties. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, risks relating to the impact of the COVID-19 outbreak and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2020 when filed with the SEC. The COVID-19 outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. If the COVID-19 outbreak continues to spread or the response to contain it is unsuccessful, Great Ajax could experience material adverse effects on its business, financial condition, liquidity and results of operations. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$25,130	$23,950	$23,705	$27,286
Interest expense	(10,837)	(11,727)	(13,058)	(13,070)
Net interest income	14,293	12,223	10,647	14,216
Provision for credit benefit/(losses)	7,594	4,007	4,328	(5,109)
Net interest income after provision for credit benefit/(losses)	21,887	16,230	14,975	9,107

Income/(loss) from investments in affiliates	310	(25)	672	(1,112)
Loss on sale of mortgage loans(1)	—	—	—	(705)
Other income	308	537	680	747
Total revenue, net	22,505	16,742	16,327	8,037

EXPENSE:
Related party expense – loan servicing fees	1,880	1,848	1,936	2,014
Related party expense – management fee	2,250	2,264	2,143	1,799
Loan transaction expense	5	(178)	65	(103)
Professional fees	721	576	732	805
Real estate operating expenses	209	173	188	912
Other expense	2,948	2,930	2,325	1,025
Total expense	8,013	7,613	7,389	6,452
Loss on debt extinguishment	—	253	—	408
Income before provision for income taxes	14,492	8,876	8,938	1,177
Provision for income taxes (benefit)	90	(16)	120	(319)
Consolidated net income	14,402	8,892	8,818	1,496
Less: consolidated net income attributable to the non-controlling interest	1,619	1,662	735	1,096
Consolidated net income attributable to Company	12,783	7,230	8,083	400
Less: dividends on preferred stock	1,949	1,950	1,841	—
Consolidated net income attributable to common stockholders	$10,834	$5,280	$6,242	$400
Basic earnings per common share	$0.47	$0.23	$0.27	$0.02
Diluted earnings per common share	$0.41	$0.23	$0.27	$0.02

Weighted average shares – basic	22,838,664	22,844,192	22,808,943	22,070,354
Weighted average shares – diluted	36,105,656	22,989,616	22,929,849	22,189,984
____________________________________________________________
(1)We sold no mortgage loans during the three months ended December 31, 2020, September 30, 2020 and June 30, 2020. During the three months ended March 31, 2020, we sold 26 SBC mortgage loans with a carrying value of $26.1 million and UPB of $26.2 million for a loss of $0.7 million.

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	December 31, 2020	December 31, 2019

ASSETS
Cash and cash equivalents	$107,147	$64,343
Cash held in trust	188	20
Mortgage loans, net(1,2)	1,119,372	1,151,469
Property held-for-sale, net(3)	7,807	13,537
Rental property, net	719	1,534
Investments in securities at fair value(4)	273,834	231,685
Investments in beneficial interests(5)	91,418	57,954
Receivable from servicer	15,755	17,013
Investment in affiliates	28,616	30,441
Prepaid expenses and other assets	8,876	8,845
Total assets	$1,653,732	$1,576,841

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,2,6)	$585,403	$652,747
Borrowings under repurchase transactions	421,132	414,114
Convertible senior notes, net(6)	110,057	118,784
Management fee payable	2,247	1,634
Accrued expenses and other liabilities	20,402	5,478
Total liabilities	1,139,241	1,192,757

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,307,400 shares issued and outstanding at December 31, 2020 and no shares issued or outstanding at December 31, 2019	51,100	—
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,892,600 shares issued and outstanding at December 31, 2020 and no shares issued or outstanding at December 31, 2019	64,044	—
Common stock $0.01 par value; 125,000,000 shares authorized, 22,978,339 shares issued and outstanding at December 31, 2020 and 22,142,143 shares issued and outstanding at December 31, 2019	231	222
Additional paid-in capital	317,424	309,395
Treasury stock	(1,159)	(458)
Retained earnings	53,346	49,446
Accumulated other comprehensive income	375	1,277
Equity attributable to stockholders	485,361	359,882
Non-controlling interests(7)	29,130	24,202
Total equity	514,491	384,084
Total liabilities and equity	$1,653,732	$1,576,841
____________________________________________________________

(1)Mortgage loans, net include $842.2 million and $908.6 million of loans at December 31, 2020 and December 31, 2019, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans, net include $13.7 million and $2.0 million of allowance for loan credit losses at December 31, 2020 and December 31, 2019, respectively.
(2)As of December 31, 2020, balances for Mortgage loans, net includes $307.1 million and Secured borrowings, net of deferred costs includes $250.6 million from the 50.0% and 63.0% owned joint ventures. As of December 31, 2019, balances for Mortgage loans, net includes $341.8 million and Secured borrowings, net of deferred costs includes $284.8 million from a 50.0% and 63.0% owned joint ventures, all of which we consolidate under GAAP.
(3)Property held-for-sale, net, includes valuation allowances of $1.4 million and $1.8 million at December 31, 2020 and December 31, 2019, respectively.
(4)As of December 31, 2020 and December 31, 2019 Investments in securities at fair value include amortized cost basis of $273.4 million and $230.4 million, respectively, and unrealized gains of $0.4 million and $1.3 million, respectively.
(5)Investments in beneficial interests includes allowance for credit losses of $4.5 million at December 31, 2020. No allowance for credit losses were recorded as of December 31, 2019.
(6)Secured borrowings and convertible senior notes are presented net of deferred issuance costs.
(7)Non-controlling interests includes $27.4 million at December 31, 2020, from 50.0% and 63.0% owned joint ventures. Non-controlling interests includes $22.4 million at December 31, 2019, from a 50.0% and 63.0% owned joint ventures, all of which we consolidate under GAAP.